CONSENT OF INDEPENDENT ACCOUNTANT

We consent to the use in this Registration Statement of Logicom, Inc. on Form SB-2 of our Auditors' Report dated June 3, 2004 relating to the balance sheet of Logicom, Inc., as at March 31, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from January 23, 2004 (Date of Incorporation) to March 31, 2004.

Vancouver, Canada	/s/ Amisano Hanson
August 30, 2004	Chartered Accountants